Huntington

INTEREST RATE SWAP CONFIRMATION

Feb 05, 2019

TO: **Griffin-American Healthcare REIT IV Holdings, LP**
Brian Peay
18191 Von Karman Ave., Suite 300
Irvine, CA
92612

OUR REF: *32560HU/111612537/519263*

Dear Sirs,

The purpose of this letter is to confirm the terms and conditions of the transaction entered into between Griffin-American Healthcare REIT IV Holdings, LP ('Counterparty') and Huntington National Bank on the Trade Date specified below (the 'Transaction'). This letter constitutes a 'Confirmation' as referred to in the ISDA Master Agreement specified below.

This Confirmation consitutes a "Confirmation" as referred to in, and supplements, forms a part of, and is subject to the certain ISDA Master Agreement and related Schedule between Griffin-American Healthcare REIT IV Holdings, LP and Huntington National Bank, dated as of January 30, 2019, as amended, modified, renewed, restated from time to time (the "Agreement"). All provisions contained in or incorporated by reference in such Agreeement shall govern this Confirmation, except as modified expressly below. In the event of any inconsistency between the provisions of such Agreement and this Confirmation, this Confirmation will govern for purposes of the Transaction.

This facsimile transmission will be the only written communication regarding this Swap Transaction exchanged between us and will be deemed for all purposes an original document, unless you request that we sign hard copy versions of this Confirmation. Please contact the individual indicated in the last paragraph of this letter to receive such copies.

The definitions and provisions contained in the 2006 ISDA Definitions (as published by the International Swap Dealers Association, Inc) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

Each Party hereto represents and warrants to the other party hereto that, in connection with the Transaction, (i) it has consulted and will continue to consult with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it deems necessary, and it has made and will continue to make its own investment, hedging and trading decisions (including without limitations decisions regarding the appropriateness and/or suitability of the Transaction) based upon its own judgment and upon any advice from such advisors as it deems necessary, and not in reliance upon the other party hereto or any of its branches, subsidiaries or affiliates or any of their respective officers, directors or employees, or any view expressed by any of them, (ii) it has evaluated and it fully understands all the terms, conditions and risks of the Transaction, and it is capable of assuming and willing to assume (financially and otherwise) all such risks, (iii) it has and will continue to act as principal, and not agent of any person, and the other party hereto and its branches, subsidiaries and affiliates have not and will not be acting as a fiduciary or financial, investment, commodity trading or other advisor to it, and (iv) it is entering into the Transaction for purposes of hedging its assets or liabilities or in connection with a line of business, and not for the purpose of speculation.

In addition, this Confirmation will be governed and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine, provided that this provision will be superseded by any choice of law provision in the Agreement.

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement as amended and supplemented from time to time (the 'Agreement') between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

2. The terms of the particular Swap transaction to which this confirmation relates are as follows:

Trade Date	:	Feb 05, 2019
Effective Date	:	Feb 11, 2019
Termination Date	:	Nov 19, 2021 subject to adjustment in accordance with the Modified Following Business Day Convention
Notional Amount	:	USD 15,000,000.00

FLOATING AMOUNTS

Floating Rate Payer	:	Huntington National Bank
Floating Rate Payer Payment Dates	:	Monthly on the 10th commencing Mar 11, 2019 and ending with the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention
Floating Rate Option	:	USD-LIBOR-BBA
Designated Maturity	:	1 month
Spread	:	None
Floating Rate Day Count Fraction	:	ACTUAL /360
Reset Dates	:	The first day of each Calculation Period
Compounding	:	Inapplicable

FIXED AMOUNTS

Fixed Rate Payer	:	Griffin-American Healthcare REIT IV Holdings, LP
Fixed Rate Payer Payment Dates	:	Monthly on the 10th commencing Mar 11, 2019 and ending with the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention
Fixed Rate	:	2.52700 % per annum
Fixed Rate Day Count Fraction	:	ACTUAL /360
Calculation Agent	:	Huntington National Bank, pursuant to the Agreement
Business Days for Fixings in USD	:	New York & London
Business Days for Payments in USD	:	New York & London

3. CASH SETTLEMENT INSTRUCTIONS

Payments to Griffin-American Healthcare REIT IV Holdings, LP in USD

To	:	Huntington National Bank
Favor Of	:	Griffin-American Healthcare REIT IV Holdings, LP

Payments to Huntington National Bank in USD

To	:	Huntington National Bank
Favor Of	:	Huntington National Bank
ABA Number	:	044000024
Account Number	:	13000050204

4. OFFICES:

The office of the Counterparty for the Transaction is:

Irvine, CA

The office of Huntington National Bank for the Transaction is:

Columbus, OH

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing a copy of this Confirmation and responding within one (1) business day either by facsimile to 614-480-3232, Attention: Derivative Operations or by email to DerivativeOperations@huntington.com. Failure to respond within such period shall not affect the validity or enforceability of the Transaction, and shall be deemed to be an affirmation of the terms and conditions herein, absent manifest error.

Best Regards,

Huntington National Bank

Name: Lawrence P Heath
Title: Senior Vice President

Griffin-American Healthcare REIT IV Holdings, LP

By: Griffin-American Healthcare REIT IV, Inc.,
its General Manager

Name: Brian S. Peay
Title: Chief Financial Officer